EXHIBIT 10.9

EXECUTION COPY

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement and Release”) is made and entered into by and between Kevin Pollack (“Employee”) and Opiant Pharmaceuticals, Inc. (the “Company”).

WHEREAS, pursuant to his Executive Letter of Appointment with the Company, dated as of November 26, 2012 (the “Letter Agreement”), and amended on December 31, 2012 (the “First Amendment”), December 31, 2013 (the “Second Amendment”) and January 1, 2016 (the “Third Amendment” and collectively with the Letter Agreement, the First Amendment, the Second Amendment and the Third Amendment, the “Employment Agreement”), Employee has served as the Company’s Chief Financial Officer, Treasurer and Secretary, as a member of the Company’s board of directors (the “Board”), as Director and Chairman of Opiant Pharmaceuticals UK Limited (“OPUK”) and as Trustee of the Opiant Pharmaceuticals Inc 401(k) Profit Sharing Plan and Trust (aka Opiant Pharmaceuticals Inc 401(k) Profit Sharing Plan & Trust) (aka Opiant Pharmaceuticals, Inc. 401(k) Profit Sharing Plan & Trust) (the “OP Plan”); and

WHEREAS, in connection with the cessation of Employee’s employment with the Company, the parties wish to resolve all outstanding claims and disputes between them as of the date hereof in connection with such employment and any other claim based on facts or circumstances existing as of the date hereof with respect to such employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	Employee’s employment with the Company shall cease as of September 11, 2017 (the “Separation Date”). Effective as of the Separation Date, Employee hereby resigns from all positions he holds with the Company and its subsidiaries and affiliates, including, without limitation, as the Company’s Chief Financial Officer, Treasurer and Secretary, as the Director and Chairman of OPUK, as Trustee of the OP Plan and, if applicable on the Separation Date, as a member of the Board. Effective as of the Separation Date, Employee’s active coverage under and participation in all benefit plans and programs sponsored by the Company or its affiliates shall terminate.

2.	Regardless of whether Employee enters into this Agreement and Release:

a.	The Company shall pay Employee on or before the Company’s next regularly scheduled pay date (or otherwise in accordance with applicable law): (i) Employee’s base salary accrued and due to Employee for the last paycheck through the Separation Date, less applicable withholding for taxes and (ii) an amount equal to Six Thousand Seven Hundred Seventy-Seven Dollars and Zero Cents ($6,777.00) for accrued and unused paid time off, which shall include vacation time, through the Separation Date, in accordance with the Company’s applicable policies, less applicable withholding for taxes.

b.	Following the Separation Date, Employee and his eligible dependents shall be eligible for continued coverage under the group health plans provided to the Company employees in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the terms and conditions thereof.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.	As consideration for Employee’s promises, covenants and agreements in this Agreement and Release and Employee’s execution and non-revocation of this Agreement and Release, Employee shall be entitled to the following payments, in each case, less applicable withholding for taxes:

a.	The Company will pay to Employee a payment equal to One Million One Hundred Thirty Thousand Eight Hundred Fifteen Dollars and Zero Cents ($1,130,815.00) relating to certain accrued obligations, payable in a cash lump sum within three (3) business days following the expiration of the Revocation Period pursuant to Section 11 hereof.

b.	The Company will pay to Employee a separation payment equal to One Million Four Hundred Forty-Two Thousand Five Hundred Dollars and Zero Cents ($1,442,500.00) (the “Separation Payment”), payable as follows: (i) Four Hundred Eighty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($480,833.33) of the Separation Payment will be paid to Employee in a cash lump sum within three (3) business days following the expiration of the Revocation Period pursuant to Section 11 hereof and (ii) Nine Hundred Sixty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($961,666.67) of the Separation Payment will be paid to Employee in a cash lump sum on the first payroll date of the Company occurring on or after the date that is twelve (12) months following the Separation Date (such amount, the “Second Installment”); provided, however, that to the extent the Company consummates a funding, including, without limitation, a sale of stock or other securities for funds, a receipt of funds in exchange for net profit interests, a receipt of funds in a royalty monetization transaction, a capital infusion, a stock offering or a financing transaction (a “Funding”) with a third-party person or entity prior to December 31, 2017, the Company will pay to Employee: (x) Two Hundred Forty Thousand Four Hundred Sixteen Dollars and Sixty-Seven Cents ($240,416.67) of the Second Installment in a cash lump sum within three (3) days following the consummation of such Funding, and (y) Seven Hundred Twenty-One Thousand Two Hundred Fifty Dollars and Zero Cents ($721,250.00) of the Second Installment in a cash lump sum on the first payroll date of the Company occurring on or after the date that is twelve (12) months following the Separation Date. In connection with the Second Installment, the Company shall make such payment(s), including determining any applicable deductions for withholding taxes, in accordance with the Form W-4 most recently completed by Employee and provided to the Company prior to each payment of the Second Installment.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

c.	The Company has previously granted to Employee options and warrants to purchase shares of common stock of the Company (the “Granted Options”). The parties hereto acknowledge and agree that following the Separation Date Employee shall be entitled to retain the Granted Options set forth on Schedule I attached hereto, copies of which are attached to Schedule II attached hereto, that were issued by the Company to Employee and with respect to which certain rights, as applicable, were provided to Employee under the Second Amendment, the Minutes of the Meeting of the Board of Directors, dated June 12, 2014 (the “2014 Minutes”), the Minutes of the Meeting of the Board of Directors, dated October 29, 2015 (the “2015 Minutes”), the Letter Regarding Amendment to Terms of Options and Warrants for Treatment Upon Fundamental Transaction, dated October 16, 2015, from the Company to Employee (the “2015 Letter”), and the Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, dated as of July 24, 2015 (the “2015 Resolutions” and collectively with the Second Amendment, the 2014 Minutes, the 2015 Minutes and the 2015 Letter, the “Options Documents”) (the “Retained Options”). The Company acknowledges and agrees that, as of the Separation Date, all of the Retained Options are fully vested and exercisable and such Retained Options shall remain exercisable in accordance with their terms until the expiration dates set forth on Schedule I attached hereto. Notwithstanding anything in the Employment Agreement or any other agreement to the contrary, other than the Retained Options, the parties agree that, on the date of this Agreement and Release and so long as the Company complies with the terms and conditions of this Section 3(c), Employee shall have no further right to any Granted Options or other equity-based compensation from the Company following the Separation Date (such Granted Options and other equity-based compensation other than the Retained Options, the “Terminated Options”). For the avoidance of doubt, on the date of this Agreement and Release and so long as the Company complies with the terms and conditions of this Section 3(c), Employee hereby waives any entitlement to the “Additional Options” pursuant to Section 5 of the Second Amendment (the “Additional Options”), and the Company represents that Roger Crystal (“Dr. Crystal”) and Michael Sinclair (“Dr. Sinclair”) have similarly waived their entitlements to additional stock options equal to no less than six percent (6%), in the case of Dr. Crystal, and no less than three percent (3%), in the case of Dr. Sinclair, of the Total Fully Diluted Shares of the Company (with respect to Dr. Crystal, as defined in the Second Amendment to the Executive Letter of Reappointment by and between the Company and Dr. Crystal, dated November 26, 2012, and amended on December 31, 2012, such Second Amendment being dated December 31, 2013, and, with respect to Dr. Sinclair, as defined in the Second Amendment to the Employment Agreement by and between the Company and Dr. Sinclair, dated August 6, 2010, and amended on December 31, 2012, such Second Amendment being dated December 31, 2013), as of December 15, 2015; provided that, if at any time Dr. Crystal and/or Dr. Sinclair is awarded and/or receives such additional stock options or a substitute benefit for such additional stock options or if the Company reinstates such additional stock options, as the case may be, the Company shall, within three (3) days following Dr. Crystal’s and/or Dr. Sinclair’s receipt of the award and/or receipt of such additional stock options or substitute benefit for such additional stock options or the Company’s reinstatement of such additional stock options, as the case may be, (x) provide Employee with notice in writing via certified mail and via email to the mailing address and the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other mailing address and/or email address that Employee may provide to the Company from time to time, of such receipt of the award and/or such receipt by Dr. Crystal and/or Dr. Sinclair of such additional stock options or substitute benefit for such additional stock options or such reinstatement by the Company of such additional stock options, as the case may be, and (y) award or reissue to Employee the Additional Options or the equivalent substitute benefit for such additional stock options, as the case may be, to Employee by entering into an agreement with Employee or in any other manner necessary to memorialize and effectuate such award or reissuance. With respect to the Terminated Options, Employee represents that, on the Separation Date: (i) Employee has the right, title and interest (legal and beneficial) in and to all of the Terminated Options as provided to Employee by the Company, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind; and (ii) the consummation of the transactions contemplated hereby will not result in a breach by Employee of, or constitute a default by Employee under, any agreement, instrument, decree, judgment or order to which Employee is a party or by which Employee may be bound.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.	In connection with the Retained Options, the Company shall take the following necessary actions, at the Company’s expense: (a) prepare and file with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and use reasonable best efforts to have declared effective and to keep effective, one or more registration statements to register for resale the shares of common stock of the Company that may be issued to Employee upon the exercise of (i) (x) the 98,000 Retained Options that expire on December 30, 2023 and (y) the 350,000 Retained Options that expire on June 14, 2024, in each case set forth on Schedule I attached hereto, no later than the date that is eighteen (18) months from the latest date on which this Agreement and Release is executed by the parties hereto, as indicated below the parties’ signature blocks on the signature page hereof, and such underlying shares shall be freely transferable, and (ii) the 500,000 Retained Options that expire on October 26, 2025, set forth on Schedule I attached hereto, no later than the date that is three (3) years from the latest date on which this Agreement and Release is executed by the parties hereto, as indicated below the parties’ signature blocks on the signature page hereof, so that such shares shall be transferable by Employee, following the effectiveness of the registration statements, pursuant to customary plans of distribution to be set forth in such registration statements (which plans of distribution shall be subject to Employee’s prior approval in writing or via email); provided, that if the Company prepares and files with the SEC a resale registration statement for any other security holder, then the Company will also register for resale, pursuant to such registration statement, the shares of common stock that may be issued pursuant to the Retained Options, except to the extent that the resales of such shares have previously been registered on a registration statement that continues to be effective; (b) use commercially reasonable efforts to cooperate with Employee with respect to the sale of any shares underlying the Retained Options by Employee in transactions exempt from registration under the Securities Act, whether under Rule 144 promulgated under the Securities Act or otherwise, including, without limitation, cooperating with Employee’s broker, delivering instructions to the Company’s transfer agent and removing any restrictive legends or similar restrictions from stock certificates or book entry shares; (c) prepare, effectuate and file timely with the SEC all Form 4s and any other filings required by law in respect of Employee’s beneficial ownership of the Company’s securities, including with respect to the exercise by Employee of any of the Retained Options set forth on Schedule I attached hereto and any changes in Employee’s ownership of shares of common stock and/or other securities of the Company, as applicable; (d) in addition to (and not in replacement of) Employee’s rights under clause (a) of this Section 4 above, the Company shall prepare and file with the SEC, no later than one hundred twenty (120) days from the latest date on which this Agreement and Release is executed by the parties hereto, as indicated below the parties’ signature blocks on the signature page hereof, a Form S-8 registration statement to register the offer and sale of the shares that may be issued to Employee pursuant to the Retained Options, except to the extent that such registration shall be prohibited under the rules of Form S-8; and (e) if any of the rights, obligations, terms or conditions of this Section 4 are not valid and enforceable solely with the language set forth in this Section 4, the Company shall take any actions and assist Employee, as necessary, to take any actions, including the completion and execution of any necessary documents or instruments required by law or otherwise to ensure that all of the rights, obligations, terms and conditions of this Section 4 are deemed valid and enforceable.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

The Company hereby agrees that, with respect to all Retained Options (A) Employee may exercise such Retained Options pursuant to the following cashless exercise formula, with any fractional shares being rounded up to the next highest round number:

X=	Y(A-B)
A

Where X =	the number of shares of common stock of the Company to be issued to Employee

Y =	the number of options being exercised by Employee on the date of the Exercise Notice (as defined below)

A =	the closing price of the common stock of the Company on the most recent trading day prior to the date of the Exercise Notice (as defined below)

B =	the exercise price per share of common stock of the Company set forth in the option(s) being exercised by Employee (as adjusted to the date of such calculation);

provided, that Employee may also exercise the Retained Options pursuant to a broker-assisted cashless exercise program (including, without limitation, pursuant to any such program which the Company may establish or permit for other holders of options, it being understood that, in the event the Company establishes a broker-assisted cashless exercise program and/or permits other holders of options to participate in such program, the Company shall, within three (3) days following the establishment of a broker-assisted cashless exercise program and/or permitting of other holders of options to participate in such program, (x) provide Employee with notice in writing via certified mail and via email to the mailing address and the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other mailing address and/or email address that Employee may provide to the Company from time to time, of such establishment of a broker-assisted cashless exercise program or permitting of other holders of options to participate in such program, (y) provide Employee with the option, at Employee’s sole discretion, to participate in such program, and (z) if Employee elects to participate in such program, at the Company’s expense, take all actions and assist Employee, as necessary, to take any actions to become a participant in such program); (B) there are no restrictions on exercise with respect to any such Retained Options; (C) all such Retained Options that have been delivered to Employee electronically with a scanned signature, and Retained Options with a scanned signature shall have the same force and effect as if they had been delivered in original signed form; (D) Employee’s right to exercise any such Retained Options shall not be restricted in any way by any language requiring Employee and/or any such Retained Options to be in compliance with any other agreements other than this Agreement and Release; (E) if there is any change in the number or kind of shares of common stock of the Company outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the Company’s receipt of consideration, or if the value of the outstanding shares of stock of the Company is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary dividend or distribution, the kind and number of shares covered by, or to be issued or issuable under the Retained Options and the exercise price per share or the applicable market value of such outstanding Retained Options shall be required to be equitably adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits of such outstanding Retained Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated, it being understood that (x) any adjustments to outstanding Retained Options shall be consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, (y) the adjustments of Retained Options shall include the adjustment of shares underlying the Retained Options, the exercise price of the Retained Options, or other terms and conditions in the Retained Options, as the Company deems appropriate so long as the Company acts in good faith and in a fair and reasonable manner and (z) any adjustments determined by the Company shall be final, binding and conclusive so long as the Company acts in good faith and in a fair and reasonable manner; (F) electronic delivery of a signed exercise notice in the form of Exhibit A attached hereto (an “Exercise Notice”), together with electronic delivery of any such Retained Options shall have the same exercise effect as surrendering any such Retained Options at the principal office of the Company, together with a signed Exercise Notice; and (G) no amendment, modification or termination of any Retained Options shall, without the prior written consent of Employee, materially impair any rights or obligations under any grant made to Employee.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

If Employee chooses to exercise any Retained Options, Employee shall deliver a copy of any Retained Options that Employee wishes to exercise (i) to the principal office of the Company set forth in Section 11 hereof or any other address at which the principal office of the Company is located, or (ii) via email to at least one of the following persons at the Company: the current or future, as applicable, Chief Financial Officer, Controller, Chief Executive Officer or Chairman of the Company. The Company shall provide to Employee the email addresses of any such persons upon request by Employee. Upon the exercise of any Retained Options by Employee, the Company shall deliver or cause to be delivered the number of shares of common stock of the Company determined in accordance with the formula set forth above in this Section 4, with such delivered shares being registered shares to the extent such shares are registered at such time in accordance with Section 4(a) hereof, to Employee at the address set forth in the Exercise Notice, or to the attention of the person or entity designated by Employee as indicated in the Exercise Notice, promptly but in any event no later than three (3) business days from the date on which the Company received an Exercise Notice with respect to any such Retained Options, inclusive of the date of such receipt by the Company of such Exercise Notice of any such Retained Options.

This Agreement and Release makes reference to the Retained Options and the Options Documents, and all of the provisions of the Retained Options and the Options Documents are hereby incorporated by reference into this Agreement and Release. In the event of any conflicts between the provisions of this Agreement and Release and the Retained Options and/or the Options Documents, the provisions of this Agreement and Release shall govern.

5.	The Company agrees: (i) to utilize **** set forth on Exhibit B attached hereto ****; (ii) to **** set forth on Exhibit C attached hereto ****; (iii) within three (3) business days of the date hereof, ****, execute and provide to Employee (A) via mail to the mailing address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days by the Company, or to any other mailing address that Employee may provide to the Company **** set forth on Exhibit D attached hereto, and (B) via email to the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other email address that Employee may provide to the Company **** set forth on Exhibit D attached hereto; and (iv) at any time requested by Employee, to provide **** set forth on Exhibit D attached hereto. In the event that ****, the Company will ensure that ****.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.	Except as to such rights as may be created by this Agreement and Release, Employee agrees and acknowledges that upon satisfaction of the payments and benefits in Sections 2 through 5 hereof, the Company shall have fully satisfied all obligations to Employee in respect of Employee’s employment and cessation of such employment, and that such payments and benefits are in full, final and complete settlement of all claims set forth in Section 9(a) hereof that Employee may have, as of the date hereof and with respect to the Company, against the Company, its subsidiaries and past and present affiliates, and the respective officers, directors, owners, equityholders, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of the Company, its subsidiaries and past and present affiliates (collectively, the “Releasees”). Nothing in this Agreement and Release shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Employee on the part of itself and all other Releasees.

7.	This Agreement and Release provides for the sole and exclusive benefits for which Employee is eligible as a result of Employee’s cessation of employment, and, except as set forth in Sections 9(a) and 10 hereof, Employee shall not be eligible for any benefits under the Company’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service, including, but not limited to, the Employment Agreement.

8.	Employee agrees and acknowledges that the provisions of Section 7 of the Letter Agreement relating to non-disclosure of confidential information and intellectual property shall remain in full force and effect in accordance with its terms; provided that nothing therein or herein shall prohibit, limit, or prevent Employee from contacting persons or entities or utilizing contacts that Employee developed or contact information and/or lists that Employee compiled while Employee provided services to the Company.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.	(a)	Except as to such rights as may be created by this Agreement and Release, Employee fully and forever releases and discharges the Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee’s employment with (or services provided to or on behalf of in the capacity of officer, employee, director or otherwise) the Company or any of its affiliates, or the cessation of such employment; provided, however, that nothing in this Agreement and Release shall either waive any rights or claims of Employee (i) that arise after Employee signs this Agreement and Release, (ii) to enforce the terms of this Agreement and Release, and (iii) for the provision of accrued benefits conferred to Employee or his beneficiaries under the terms of the Company’s medical, dental and vision insurance, disability insurance, life insurance, OP Plan, 401(k) and defined contribution retirement employee benefit plans (the “Surviving Claims”). Except as to such rights as may be created by this Agreement and Release, this release of claims includes but is not limited to claims arising under (i) the Employment Agreement, (ii) any stock option or other equity-based compensation plans or arrangements maintained by the Company, and (iii) federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974 (including but not limited to fiduciary claims), and the Family and Medical Leave Act; any and all other statutory or common law provisions relating to or affecting Employee’s employment by the Company or its affiliates; claims for attorneys’ fees or costs; and any and all claims in contract, tort, or premised on any other legal theory. Employee acknowledges that Employee is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. Except as to such rights as may be created by this Agreement and Release, this provision is intended to constitute a general release of all of Employee’s presently existing claims against the Releasees connected with Employee’s employment with (or services provided to or on behalf of in the capacity of officer, employee, director or otherwise) the Company or any of its affiliates, or the cessation of such employment, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement and Release does not purport to waive (i) Employee’s right to defense and/or indemnification under the Company’s governing documents, bylaws, applicable directors and officers liability insurance (“D&O Insurance”) policy or applicable AXIS Side-A Solution/Directors and Officers Side-A and DIC Liability Insurance (“Side-A Insurance”) Policy; (ii) Employee’s rights with respect to the Retained Options set forth on Schedule I attached hereto; (iii) any claim for workers’ compensation or unemployment benefits; (iv) any claim that cannot be released by an agreement voluntarily entered into between private parties; (v) Employee’s rights with respect to the Additional Options but only if the terms of Section 3(c) hereof are not complied with by the Company, and/or Dr. Crystal, and/or Dr. Sinclair, and/or any other person or entity; (vi) Employee’s rights relating to any shares of common stock of the Company that were purchased by Employee; and (vii) any Employee claims that cannot be waived as a matter of law.

(b)	As a further inducement for Employee to enter into this Agreement and Release, the Company represents that, upon reasonable investigation, it is not presently aware of any facts or circumstances that would reasonably be expected to form the basis of any claim or claims against Employee. In addition, the Company represents that, as of the Separation Date, it has no intention of pursuing any claim or claims against Employee and that it will not use any facts or circumstances that it knows as of the Separation Date as the basis for any claim or claims against Employee. If the Company pursues any claim or claims against Employee other than for breach of the Agreement and Release and Employee is deemed the prevailing party, then Employee shall be entitled to recover from the Company Employee’s costs and expenses, including, without limitation, reasonable attorneys’ fees and costs.

10.	The Company hereby represents that it maintained adequate and valid (i) D&O Insurance coverage for Employee for the entire duration of Employee’s period of employment with the Company and (ii) Side-A Insurance coverage for Employee from March 22, 2017 through the date hereof. In the event that the Company did not maintain adequate and valid D&O Insurance and Side-A Insurance coverage for Employee as set forth in this Section 10, the Company shall defend and indemnify Employee from and against all allegations, claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, judgments, costs and expenses, including, without limitation, attorneys’ fees and costs, which arise out of, relate to or result from any act or omission of Employee that would be covered if the Company had provided adequate and valid D&O Insurance and Side-A Insurance coverage to Employee as set forth in this Section 10.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.	Employee acknowledges and agrees that, upon execution and non-revocation of this Agreement and Release, Employee is waiving and releasing all rights and claims Employee may have under the Age Discrimination in Employment Act of 1967. Employee acknowledges that (i) Employee has been given at least twenty-one (21) calendar days after actual receipt of this Agreement and Release to consider and execute this Agreement and Release and that mutually agreed-upon changes, whether material or immaterial, do not restart the twenty-one (21) day period; (ii) Employee has seven (7) calendar days from the date Employee executes this Agreement and Release in which to revoke it; and (iii) this Agreement and Release will not be effective or enforceable until after the seven (7)-day revocation period (the “Revocation Period”) ends without revocation by Employee. Revocation can be made by delivery and receipt of a written notice of revocation to Roger Crystal, Opiant Pharmaceuticals, Inc., 401 Wilshire Blvd., 12th Floor, Santa Monica, CA 90401, email: rcrystal@opiant.com by midnight on or before the seventh (7th) calendar day after Employee signs this Agreement and Release. Employee agrees and acknowledges that if Employee chooses to sign this Agreement and Release before the twenty-first (21st) calendar day after receiving it, Employee has done so voluntarily.

12.	Employee specifically agrees and acknowledges that: (i) Employee has read this Agreement and Release in its entirety and understands all of its terms; (ii) Employee has been advised of Employee’s right to consult with an attorney of Employee’s choice before executing this Agreement and Release, and Employee has consulted with Matthew S. McConnell of Sheppard, Mullin, Richter & Hampton LLP; (iii) Employee knowingly, freely, and voluntarily assents to all of the terms and conditions contained in this Agreement and Release including, without limitation, the waiver, release, and covenants contained in it; and (iv) Employee is executing this Agreement and Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled.

13.	Employee represents that Employee has not filed, initiated or prosecuted (or cause to be filed, initiated or prosecuted) any lawsuit, complaint, charge, action, investigation or proceeding with respect to any claim that this Agreement and Release purports to waive. Employee understands that nothing contained in this Agreement and Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (each, a “Government Agency”). Employee further understands that this Agreement and Release does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement and Release does not limit Employee’s right to receive an award for information provided to any Government Agency.

14.	The parties to this Agreement and Release agree that certain matters in which Employee has been involved during Employee's employment may need Employee's cooperation with the Company in the future. Accordingly, for a period of no more than twelve (12) months following the Separation Date, to the extent reasonably requested by the Company via email to the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other email address that Employee may provide to the Company, Employee shall cooperate as an advisor with the Company in connection with matters arising out of Employee's service with the Company; provided, that such cooperation shall be in accordance with Employee’s reasonable availability and shall not result in any undue interference with Employee’s activities; provided, further, that such cooperation shall not exceed (i) **** per month during the period commencing on the Separation Date and ending on the date that is one day prior to six (6) months following the Separation Date and (ii) **** per month during the period commencing on the date that is six (6) months following the Separation Date and ending on the date that is twelve (12) months following the Separation Date. The Company shall compensate Employee at a rate of **** for any services hereunder. The Company shall also reimburse Employee for reasonable out-of-pocket expenses incurred in providing such services, including, without limitation, any travel, transportation, lodging, meal, telephone and other communications and incidental expenses.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

15.	Employee agrees and covenants that Employee shall not, now or in the future, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory remarks, comments, or statements concerning the Company or any of its subsidiaries, its or their respective businesses, or any of its or their respective directors, executives or officers, relating to the period of Employee’s employment with the Company and relating to the Company. The Company agrees and covenants that the Company shall not, now or in the future, and shall cause its subsidiaries, its or their respective businesses, and any of its or their respective directors, executives or officers to not, now or in the future, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory remarks, comments, or statements concerning Employee, now or in the future, relating to the period of Employee’s employment with the Company and relating to Employee. Notwithstanding the foregoing, this Section 15 does not in any way restrict or impede the parties from providing truthful testimony or otherwise complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order. Employee acknowledges and agrees that the covenant in this Section 15 is a significant condition to the Company’s agreement to execute and deliver this Agreement and Release and to provide the payments to Employee under Section 3 hereof.

16.	As soon as practicable following the Separation Date, Employee shall deliver to the Company or destroy (i) all property of the Company and its affiliates then in Employee’s possession and (ii) all documents and data or any nature and in whatever medium of the Company and its affiliates, and Employee shall not take with him any such property, documents or data or any reproduction thereof; provided that Employee may keep any contact information and lists permitted in accordance with Section 8 hereof.

17.	(a)	In the event of a breach by Employee of any of the provisions of this Agreement and Release other than Section 14 hereof, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other relief available to the Company.

(b)	In the event of a breach by the Company of any of the provisions of this Agreement and Release other than Section 14 hereof, the Company hereby consents and agrees that Employee shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other relief available to Employee.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c)	If the Company fails to pay when due any amount payable as set forth in Section 3(a) and/or (b) hereof, as applicable (in each case, a “Defaulted Amount”), the Company agrees to pay interest on such Defaulted Amount to Employee for the period from and including the due date thereof until payment thereof in full, at a rate equal to ten percent (10%) per annum.

(d)	If the amount payable, amount paid, benefit provided or equity or equity-based compensation granted to Employee by the Company or its affiliates, as applicable, pursuant to (x) this Agreement and Release and/or (y) any prior compensation and/or benefits provided by the Company to Employee not paid by the Company to Employee in the year in which Employee earned such compensation and/or benefits (collectively, the “Payments”) is subject to any tax, interest and/or penalties pursuant to Section 409A of the Code and the Treasury Regulations, notices and guidance issued thereunder (collectively, the “Section 409A Tax”), the Company shall indemnify and hold Employee harmless and shall pay to Employee an additional amount (the “Gross Up”) such that the net amount retained by Employee of the Gross Up, after deduction of any Section 409A Tax and any other federal, state and local tax arising in connection with the Gross Up, shall be equal to the total Section 409A Tax imposed on the Payments. The Gross Up shall be paid to Employee (i) no later than ten (10) days following the date Employee provides the Company with an invoice or other communication from the Internal Revenue Service or the relevant tax authority with the Section 409A Tax amount, or (ii) if directed by Employee, no later than ten (10) days following the date Employee remits the related Section 409A Tax. In addition, in connection with the Section 409A Tax, the Company shall promptly reimburse Employee for any reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees. Notwithstanding anything herein to the contrary, if at any time Dr. Crystal and/or Dr. Sinclair receives from the Company or from any other person or entity on behalf of the Company any indemnification benefit, reimbursement and/or any other compensation or benefit, financial or otherwise, to reduce Dr. Crystal’s and/or Dr. Sinclair’s financial obligation relating to Section 409A Taxes that is more favorable than provided to Employee in this Section 17(d), the Company shall, within three (3) days following the receipt by Dr. Crystal and/or Dr. Sinclair of any such indemnification benefit, reimbursement and/or any other compensation or benefit, financial or otherwise, to reduce Dr. Crystal’s and/or Dr. Sinclair’s financial obligation, (x) provide Employee with notice in writing via certified mail and via email to the mailing address and the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other mailing address and/or email address that Employee may provide to the Company from time to time, of such receipt by Dr. Crystal and/or Dr. Sinclair of such indemnification benefit, reimbursement and/or any other compensation or benefit, financial or otherwise, and (y) provide Employee with such indemnification benefit, reimbursement and/or any other compensation or benefit, financial or otherwise by entering into an agreement with Employee or in any other manner necessary to memorialize and effectuate such indemnification benefit, reimbursement and/or any other compensation or benefit, financial or otherwise.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

18.	The Company represents and warrants to Employee that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has full power, authority and legal right to make and perform this Agreement and Release, (iii) the making and performance by it of this Agreement and Release has been duly authorized by all necessary action, including approval by the Company’s Board of Directors (or a committee of the Company’s Board of Directors that is composed solely of two or more “Non-Employee Directors” as contemplated by Exchange Act Rule 16b-3(b)(3)(i)) of this Agreement and Release and the acquisition by Employee of shares of the Company’s common stock pursuant to the Retained Options (as the same shall have been amended or modified hereunder), such that all issuances of shares upon exercise of the Retained Options shall be transactions that are exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with Exchange Act Rule 16b-3, and will not violate any applicable law or regulation, its constitutive documents, any order of any court or governmental authority or any other agreement or instrument by which it is bound, (iv) all governmental licenses or authorizations and all filings required for it to make and perform this Agreement and Release have been obtained and are in effect, and (v) this Agreement and Release constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms.

19.	No failure or delay of either party in exercising any right or remedy under this Agreement and Release shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties to this Agreement and Release are cumulative and not exclusive of any other rights and remedies.

20.	This Agreement and Release shall be binding on the Company and Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

21.	This Agreement and Release sets forth the entire agreement between Employee and the Company, and, except as stated in this Agreement and Release, fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, that, except as set forth in Sections 8 and 16 hereof, nothing herein is intended to or shall be construed to supersede Section 7 of the Letter Agreement and the parties hereto agree that Section 7 of the Letter Agreement remains in full force and effect.

22.	This Agreement and Release may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. Any signature hereto delivered by email (in “pdf” or similar format) shall be deemed an original signature hereto; however, the Company shall promptly provide Employee with a fully-executed original of this Agreement and Release.

23.	The Company and Employee agree that in the event any provision of this Agreement and Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then such provision shall be deemed severed from this Agreement and Release, and the remainder of this Agreement and Release shall remain in full force and effect.

24.	No modification, amendment or waiver of any provision of this Agreement and Release, nor consent to any departure by the Company or Employee therefrom, will in any way be effective, unless the same is in writing and signed by the Company and Employee, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

25.	This Agreement and Release will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. Any action or proceeding by either of the parties to this Agreement and Release to enforce this Agreement and Release shall be brought only in any federal or state court located in the Borough of Manhattan in the City of New York in the State of New York. The parties to this Agreement and Release hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any action to enforce any of the terms or provisions of or any litigation in connection with this Agreement and Release, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys’ fees and costs.

26.	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND RELEASE.

27.	The Company shall, at the Company’s expense: (a) redact from the version of this Agreement and Release that shall be filed as an exhibit with the SEC **** and (b) prepare and timely submit to the Staff of the SEC a confidential treatment request (“CTR”), in accordance with Exchange Act Rule 24b-2, in connection therewith. ****. The Company shall, within three (3) days following the receipt of comments from the Staff of the SEC regarding the CTR, if any, and also of the issuance of any order from the SEC related thereto, provide Employee with (x) notice in writing via certified mail and via email to the mailing address and the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other mailing address and/or email address that Employee may provide to the Company from time to time, of such receipt of comments from the Staff of the SEC regarding the CTR, if any, and also of the issuance of any order from the SEC related thereto, and (y) a copy of such of comments from the Staff of the SEC regarding the CTR, if any, and also of the issuance of any order from the SEC related thereto via certified mail and via email to the mailing address and the email address provided by Employee to the Company by email, the receipt of which shall be confirmed within two (2) business days from the receipt thereof by the Company, or to any other mailing address and/or email address that Employee may provide to the Company from time to time.

[Signatures appear on following page]

EXECUTION COPY

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and deliver and Employee has executed and delivered this Agreement and Release as of the dates set forth below.

“THE COMPANY”

Opiant Pharmaceuticals, Inc.

By:	/s/ Roger Crystal, M.D.

Name: Roger Crystal, M.D.

Title: Chief Executive Officer

Date: September 5, 2017

“EMPLOYEE”

/s/ Kevin Pollack
Kevin Pollack

Date: September 5, 2017

If you choose to accept this Agreement and Release, please return the signed original to Roger Crystal, Opiant Pharmaceuticals, Inc., 401 Wilshire Blvd., 12th Floor, Santa Monica, CA 90401, email: rcrystal@opiant.com, and retain a copy for your records.

EXECUTION COPY

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SCHEDULE I

RETAINED OPTIONS LIST

Number of Granted Options	Exercise Price	Expiration Date
75,000	$6.00	December 30, 2023
23,000	$8.00	December 30, 2023
150,000	$5.00	June 14, 2024
200,000	$8.00	June 14, 2024
500,000	$7.25	October 26, 2025

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SCHEDULE II

RETAINED OPTIONS DOCUMENTS

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

FORM OF NOTICE OF EXERCISE OF STOCK OPTION

Ladies and Gentlemen:

This letter constitutes a notice that on _________________________ I hereby exercise ____________ of the stock option(s) that were granted to me by Opiant Pharmaceuticals, Inc. (the “Company”) on _________________________ at a fair market value of US$ ______ per share (equal to the closing price of the shares of common stock of the Company on the most recent trading day prior to the date of this letter). Pursuant to the terms of such option(s), I wish to receive ____________ shares of the common stock of the Company covered by such stock option(s) at the exercise price(s) of US$ ______ per share via cashless exercise. Please deliver these shares to the following address:

Name:

Address:

Dated:	By:

Name:

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

****

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT C

****

EXECUTION COPY

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT D

****

-20-